Exhibit 99.1

Notice to Directors and Executive Officers of PeopleSoft, Inc. dated August 13, 2003

This notice to you updates the previous notice sent to you on July 28 because Oracle has extended its offering period to September 19, 2003.

Please be advised that as a 16b officer/director, you are subject to a blackout of trading in PeopleSoft stock beginning September 16, which will remain in place until we notify you of its termination. We are legally required to send you this notice, but there is no immediate effect on your trading since this blackout, beginning September 16, is during our regular quarterly blackout. If the blackout extends beyond the end of our regular quarterly blackout (3rd day after earnings are released) we will notify you of that fact. The prior blackout notice sent to you July 28 is rescinded.

Because J.D. Edwards employees who have PeopleSoft shares in their 401(k) accounts are eligible to tender those shares to Oracle, the plan administrator will need to impose a freeze on J.D. Edwards 401(k) participants from trading the PeopleSoft shares in their accounts while the tenders are being processed. That freeze is expected to last 3 days, from the close of trading on September 16 through September 19, 2003. Any freeze lasting longer than 3 days gives us a legal obligation to subject our insiders to a blackout period for the same timeframe. If Oracle extends its tender offer again, the freeze may last more than 3 days. Because we might not know at the outset whether the freeze will last more than three days, we are imposing the blackout in the event that the freeze is extended. We will keep you advised as to any changes to the dates.

The notice below contains the legal requirements of notice to you. Please call me at 925-694-8669 if you have any questions.

NOTICE

As a director or executive officer of PeopleSoft, Inc., you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Act”), which prohibits certain trades during pension plan “blackout” periods. In connection therewith, please note the following:

     1.     Section 306(a) of the Act may require a prohibition on your purchasing, selling or otherwise acquiring equity securities of the Company because participants in the J.D. Edwards & Company Retirement Savings Plan (the “Plan”) will be suspended from making trades involving the PeopleSoft Stock Fund under the Plan during a specified period as a result of the Oracle tender offer, which suspension, under certain circumstances, may extend beyond three consecutive business days. This temporary suspension affects the ability of at least 50% of the U.S. participants in ERISA individual account plans maintained by the Company (and its controlled group) to acquire or hold issuer equity securities. Accordingly, a concurrent restriction on trading by Company insiders under Section 306(a) of the Act will apply if the trading suspension under the Plan will exceed three consecutive business days.

     2.     If the Oracle tender offer is extended beyond its current expiration date of September 19, 2003, and if, as a result, the Plan administrator must extend the trading suspension period for the PeopleSoft Stock Fund under the Plan beyond three consecutive business days in order to process tenders, then the following blackout period will apply to you:

     a) You will be prohibited from purchasing, selling or otherwise acquiring equity securities of the Company for the period commencing as of 4:00 p.m., New York City time, on Tuesday, September 16, 2003 and ending on the date specified in a subsequent notice to you from the Company.

     b) As a result of a trading suspension period of more than three consecutive business days for the PeopleSoft Stock Fund under the Plan, Section 306(a) of the Act prohibits you from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of the Company (or derivative securities of those equity securities, such as stock options) during such blackout period for the Plan. The prohibition on transactions by you applies both to amounts, if any, you may have invested in the PeopleSoft Stock Fund under the Plan and to Company securities that you hold outside of the Plan. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the blackout period, or while aware of the actual or approximate beginning or ending dates of the blackout period. (There also are certain narrow exceptions for DRIPs, certain automatic non-discretionary transactions within employee benefit plans (but not the Plan), automatic formula grant programs, and exchanges by operation of law in connection with a merger or acquisition.)

     c) The prohibition on purchases, sales and other transactions described in the immediately preceding paragraph above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company (including any affiliate of the Company). It is important to note that any such security you sell or otherwise transfer automatically will be presumed to have been acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

     d) Because it may not be known until after 4:00 p.m., New York City time, on Tuesday, September 16, 2003, whether the trading suspension under the Plan will exceed three consecutive business days in duration, it may be advisable for you to suspend your trading activities in Company securities at that time on September 16 and await further notice as to the duration of the Plan’s suspension. We will make every effort to keep you informed.

     e) Should you have any questions about this memorandum and the possible blackout period under the Plan that may cause a concurrent blackout period to apply to you, please contact me.

Carol Vanairsdale
PeopleSoft, Inc.
Senior Corporate Counsel
Ph. 925.694.8669
Fax 925.694.7184